Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS THIRD QUARTER 2024 RESULTS:

•
THIRD QUARTER REVENUE OF $134.4 MILLION, UP 3% SEQUENTIALLY AND OVER 7% YEAR-OVER-YEAR
•
THIRD QUARTER OPERATING INCOME OF $19.8 MILLION; EX-ITEMS, $18.2 MILLION, UP 11% SEQUENTIALLY AND 14% YEAR-OVER-YEAR
•
THIRD QUARTER OPERATING MARGINS, EX-ITEMS, OF 14% UP 100 BPS SEQUENTIALLY
•
THIRD QUARTER GAAP EPS OF $0.25; EX-ITEMS, $0.25, UP 14% SEQUENTIALLY AND YEAR-OVER-YEAR
•
THIRD QUARTER FREE CASH FLOW OF $10.4 MILLION
•
NET DEBT REDUCED BY $11.8 MILLION; DEBT LEVERAGE RATIO REDUCED TO 1.47
•
COMPANY ANNOUNCES Q4 2024 QUARTERLY DIVIDEND

HOUSTON (October 23, 2024) - Core Laboratories Inc. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported third quarter 2024 revenue of $134,400,000. Core’s operating income was $19,800,000, with diluted earnings per share ("EPS") of $0.25, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $18,200,000, yielding operating margins of 14%, up 100 basis points sequentially, and EPS, ex-items, of $0.25. During the third quarter of 2024, the Company recorded an adjustment of $1,400,000 to stock compensation expense for certain performance share awards which are no longer expected to vest. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “In the third quarter of 2024, Core Lab delivered solid sequential improvements in revenue, operating income, operating margins, incremental margins and earnings per share. Demand for our Reservoir Description services continued to grow across our international laboratory network despite headwinds from on-going geopolitical conflicts. In Production Enhancement, revenue increased sequentially, driven by higher international product sales. However, these improvements were somewhat offset by hurricane-related delays in diagnostic service revenue tied to suspended well operations in the Gulf of Mexico. Following positive meetings with Middle East operators in the second quarter of 2024, personal face-to-face meetings with Asia-Pacific operators during the third quarter reinforced growth opportunities for both of Core’s operating segments. Collectively, these client meetings support our perspective for a multi-year cycle of expanded project activity. At the end of the third quarter, the Company achieved its longstanding goal of reducing our debt leverage ratio to below 1.50. The leverage ratio is now at its lowest level in over six years. Core remains focused on executing its strategic business initiatives while also reducing our debt leverage ratio, as the Company evaluates various opportunities to increase shareholder value.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Revenue in the third quarter of 2024 was $88,800,000, up 3% sequentially and over 4% from last year. Operating income on a GAAP basis was $16,500,000, while operating income, ex-items, was $15,400,000, yielding operating margins of over 17%, a sequential improvement of 370 basis points. The segment’s financial performance in the third quarter reflects growing demand for reservoir rock and fluid analysis across the Company’s global operations. This growth occurred despite negative impacts from both on-going geopolitical conflicts, as well as disruption of work in the Gulf of Mexico due to weather events.

Core Lab continues to expand its engagement in Carbon Capture and Sequestration (“CCS”) projects, leveraging its expertise in reservoir characterization. In addition to Core’s multi-company joint industry project that is being conducted in conjunction with Dr. Birol Dindoruk of the University of Houston, during the third quarter of 2024, the Company secured multiple contracts to evaluate CCS sites across the Gulf Coast region and other parts of the United States. Employing its proprietary laboratory reservoir characterization technologies, Core Lab is performing detailed petrophysical, geological and geochemical analyses, along with fluid flow experiments, formation damage assessments, and geomechanical testing. Core Lab’s technologies are critical for evaluating the long-term viability of potential CO2 injection sites.

Also, during the third quarter of 2024, engagement on projects in the Middle East continued to expand. Kuwait Oil Company (“KOC”) selected Core Laboratories to lead a comprehensive fluid analysis campaign as part of an offshore exploration program in the Arabian Gulf. The project area is considered to have high potential for contributing to KOC’s long-term production growth goals. High-quality pressure-volume-temperature (“PVT”) analysis and advanced analytical chemistry are critical for evaluating reservoir maturity, volumetric potential, and production characteristics. The hard data points that Core Lab provides form the backbone of the reservoir models operators use to make major investment decisions.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional and unconventional projects across the globe, posted third quarter 2024 revenue of $45,600,000, up 3% sequentially and over 13% year-over-year. Operating income on a GAAP basis was $3,200,000, while operating income, ex-items, was $2,600,000, yielding operating margins of 6%. The sequential financial performance reflects improvement in international product sales; however, this was offset by 1) a delay of diagnostic service revenue related to multiple hurricanes in the Gulf of Mexico and 2) to a lesser extent, a decline in U.S. land completion activity.

In the third quarter of 2024, Core Lab’s completion diagnostic technologies were utilized to provide insight into complex unconventional completions. For several years, operators in Alberta, Canada have been drilling and completing open-hole multilateral wells to optimize reservoir drainage. This wellbore architecture makes it difficult to confirm oil production from comingled laterals. Recently, an operator used Core’s diagnostic technologies to determine if oil was being produced from individual laterals. To accomplish this, Core deployed its proprietary solid Flow Profiler OilTM technology, which placed a unique oil-activated tracer in each lateral. During initial production, fluid samples were collected at the surface and analyzed in the laboratory. The test results confirmed oil production from each lateral. Subsequently, the operator asked Core Lab to both confirm oil production from each lateral, and to identify the source(s) of produced water. The lab data from water tracers will provide the operator with the option to shut off boreholes with excessive water-production, thus reducing disposal costs. Core is currently preparing to deploy a family of newly developed solid water tracers that will also be placed in each lateral. By utilizing both oil and water tracers, the produced fluid samples will help the operator better understand how individual boreholes are contributing to comingled production.

In 2023, a national oil company in the Middle East engaged Core’s ballistic engineering team to develop a solution to improve operational efficiencies and reduce costs in offshore plug and abandonment (“P&A”) well operations. Leveraging its expertise in energetics as an alternative to traditional casing section milling, Core developed an innovative technology to accelerate P&A operations. During the third quarter of 2024, the Company’s ballistic engineering design team deployed its patented Pulverizor™ technology. The Pulverizor™ technology: 1) rubbilizes the cement, 2) generates a significant level of cement debonding with the target casing interval, and 3) allows the casing to be pulled to the surface without having to wash the annulus. Field trials successfully demonstrated that PulverizorTM reduced the amount of rig overpull required to retrieve casing without having to conduct the wash operation. Pulverizor™ not only contributes to the safety of offshore well abandonment, but also aligns with increasing global demand for cost-effective solutions in complex P&A applications. Core Lab is presenting this new technology as a co-author and co-presenter at ADIPEC in November of this year.

Liquidity, Free Cash Flow and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the third quarter of 2024, cash from operations was $13,100,000 and capital expenditures were $2,700,000, yielding FCF of $10,400,000. The Company generated $27,100,000 of FCF for the nine months ended September 30, 2024, a significant improvement from the same period last year. The year-over-year improvement in FCF generated during 2024 reflects higher profitability, as well as better management of inventory and working capital.

Core expects to continue generating positive free cash flow in future quarters. As of September 30, 2024, Core’s net debt (defined as long-term debt less cash and cash equivalents) was $120,500,000, which was reduced by $11,800,000 during the quarter. The Company’s leverage ratio (calculated as total net debt divided by adjusted EBITDA for the last four quarters) was reduced to 1.47 as of September 30, 2024, which improved from 1.66 as of June 30, 2024. Core will remain focused on executing its strategic business initiatives while also further reducing our debt leverage ratio as the Company continues to evaluate allocation of capital and other uses of free cash.

On July 24, 2024, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on August 26, 2024 to shareholders of record on August 5, 2024.

On October 23, 2024, the Board approved a cash dividend of $0.01 per share of common stock payable on November 25, 2024 to shareholders of record on November 4, 2024.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promotes capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula, the Company’s ROIC as of September 30, 2024 was 8.6%.

Industry and Core Lab Outlook and Guidance

Core Lab continues to see a multi-year international recovery due to underinvestment, increasing focus on energy security and rising crude-oil demand, all supporting continued activity growth into 2025. In alignment with this outlook, Core will continue to execute its strategic plan of investing in technology and pursuing growth opportunities, while remaining well-engaged on long-cycle international projects. The IEA, EIA and OPEC+ continue to forecast growth in crude-oil demand between 1.0 and 1.6 million barrels per day for 2025, which is in addition to the natural decline of production from existing fields. As such, continued investment in the development of onshore and offshore crude-oil fields will be required to meet the projected growth in demand. In the near-term, we expect that crude-oil markets will remain volatile due to global economic and geopolitical risks and uncertainties.

Consequently, as international project activity continues to expand, committed long-term upstream projects from the Middle East, South Atlantic Margin, certain areas of Asia Pacific and West Africa support year-over-year growth in demand for Core Lab’s services and products. Core anticipates U.S. land activity to trend lower in the fourth quarter of 2024, however, return to similar activity levels year-over-year in 2025. For the near-term, U.S. land activity is currently negatively influenced by recent E&P consolidations and weak natural gas prices.

Fourth quarter 2024 guidance for both business segments includes the impact of client project delays caused by weather events in the Gulf of Mexico. Core projects Reservoir Description’s fourth quarter 2024 revenue to be flat to up slightly. Turning to Production Enhancement, the U.S. frac spread count continues to trend lower. In addition, the Company anticipates the typical year-end seasonal decline in U.S. onshore completion activity.

Reservoir Description’s fourth quarter 2024 revenue is projected to range from $87,500,000 to $90,500,000, with operating income of $13,400,000 to $14,900,000. Core’s Production Enhancement segment’s fourth quarter 2024 revenue is estimated to range from $41,000,000 to $45,000,000, with operating income of $1,300,000 to $2,700,000.

The Company’s fourth quarter 2024 revenue is projected to range from $128,500,000 to $135,500,000, with operating income of $14,800,000 to $17,700,000, yielding operating margins of approximately 12%. EPS for the fourth quarter of 2024 is expected to be $0.20 to $0.25.

The Company’s fourth quarter 2024 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Fourth quarter 2024 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's third quarter 2024 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, October 24, 2024. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the ability to achieve the benefits of the redomestication of the parent company from the Netherlands to the United States, international markets, international political climates, including the Russia-Ukraine and the Middle East geopolitical conflicts, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	September 30, 2024	June 30, 2024	September 30, 2023	vs. Q2-24	vs. Q3-23
REVENUE	$134,397	$130,577	$125,343	2.9%	7.2%

OPERATING EXPENSES:
Costs of services and product sales	106,805	102,930	96,617	3.8%	10.5%
General and administrative expense	8,642	10,259	9,452	(15.8)%	(8.6)%
Depreciation and amortization	3,676	3,770	3,929	(2.5)%	(6.4)%
Other (income) expense, net	(4,529)	(2,390)	673	NM	NM
Total operating expenses	114,594	114,569	110,671	—%	3.5%

OPERATING INCOME	19,803	16,008	14,672	23.7%	35.0%
Interest expense	3,108	3,209	3,147	(3.1)%	(1.2)%
Income before income taxes	16,695	12,799	11,525	30.4%	44.9%
Income tax expense	4,691	3,609	2,305	30.0%	103.5%
Net income	12,004	9,190	9,220	30.6%	30.2%
Net income (loss) attributable to non-controlling interest	259	158	(37)	NM	NM
Net income attributable to Core Laboratories Inc.	$11,745	$9,032	$9,257	30.0%	26.9%

Diluted earnings per share	$0.25	$0.19	$0.19	31.6%	31.6%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.25	$0.19	$0.19	31.6%	31.6%

Diluted weighted average common shares outstanding	47,820	47,743	47,604	0.2%	0.5%

Effective tax rate	28%	28%	20%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$88,840	$86,277	$85,145	3.0%	4.3%
Production Enhancement	45,557	44,300	40,198	2.8%	13.3%
Consolidated	$134,397	$130,577	$125,343	2.9%	7.2%

Operating income:
Reservoir Description	$16,487	$11,443	$12,992	44.1%	26.9%
Production Enhancement	3,232	4,401	1,544	(26.6)%	109.3%
Corporate and Other	84	164	136	NM	NM
Consolidated	$19,803	$16,008	$14,672	23.7%	35.0%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,		% Variance
	2024	2023
REVENUE	$394,611	$381,580	3.4%

OPERATING EXPENSES:
Costs of services and product sales	314,323	298,440	5.3%
General and administrative expense	30,690	31,594	(2.9)%
Depreciation and amortization	11,289	11,910	(5.2)%
Other (income) expense, net	(6,073)	(423)	NM
Total operating expenses	350,229	341,521	2.5%

OPERATING INCOME	44,382	40,059	10.8%
Interest expense	9,740	9,812	(0.7)%
Income before income taxes	34,642	30,247	14.5%
Income tax expense (benefit)	9,958	(4,344)	NM
Net income	24,684	34,591	(28.6)%
Net income attributable to non-controlling interest	687	115	NM
Net income attributable to Core Laboratories Inc.	$23,997	$34,476	(30.4)%

Diluted earnings per share	$0.52	$0.73	(28.8)%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.50	$0.73	(31.5)%

Diluted weighted average common shares outstanding	47,690	47,536	0.3%

Effective tax rate	29%	(14)%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$259,353	$248,717	4.3%
Production Enhancement	135,258	132,863	1.8%
Consolidated	$394,611	$381,580	3.4%

Operating income:
Reservoir Description	$34,823	$28,780	21.0%
Production Enhancement	9,209	10,324	(10.8)%
Corporate and Other	350	955	NM
Consolidated	$44,382	$40,059	10.8%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	September 30, 2024	June 30, 2024	December 31, 2023	vs. Q2-24	vs. Q4-23

Cash and cash equivalents	$21,474	$17,695	$15,120	21.4%	42.0%
Accounts receivable, net	117,591	115,644	109,352	1.7%	7.5%
Inventories	65,490	69,898	71,702	(6.3)%	(8.7)%
Other current assets	30,672	30,291	26,962	1.3%	13.8%
Total current assets	235,227	233,528	223,136	0.7%	5.4%

Property, plant and equipment, net	97,606	98,510	99,626	(0.9)%	(2.0)%
Right of use assets	56,650	55,689	53,842	1.7%	5.2%
Intangibles, goodwill and other long-term assets, net	210,983	210,072	209,791	0.4%	0.6%
Total assets	$600,466	$597,799	$586,395	0.4%	2.4%

LIABILITIES AND EQUITY:

Accounts payable	$33,627	$36,863	$33,506	(8.8)%	0.4%
Short-term operating lease liabilities	11,435	11,045	10,175	3.5%	12.4%
Other current liabilities	49,876	49,690	44,416	0.4%	12.3%
Total current liabilities	94,938	97,598	88,097	(2.7)%	7.8%

Long-term debt, net	139,872	147,621	163,134	(5.2)%	(14.3)%
Long-term operating lease liabilities	43,727	42,616	42,076	2.6%	3.9%
Other long-term liabilities	65,508	64,270	63,281	1.9%	3.5%

Total equity	256,421	245,694	229,807	4.4%	11.6%
Total liabilities and equity	$600,466	$597,799	$586,395	0.4%	2.4%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,684	$34,591
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	4,213	12,406
Depreciation and amortization	11,289	11,910
Deferred income taxes	102	(14,757)
Accounts receivable	(9,461)	2,872
Inventories	6,212	(14,614)
Accounts payable	(373)	(13,101)
Other adjustments to net income	(893)	(13,947)
Net cash provided by operating activities	35,773	5,360

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,647)	(7,843)
Net proceeds on life insurance policies and from insurance recovery	4,878	3,375
Other investing activities	934	262
Net cash used in investing activities	(2,835)	(4,206)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(62,000)	(184,000)
Proceeds from long-term debt	38,000	190,000
Debt issuance cost	—	(1,251)
Dividends paid	(1,407)	(1,401)
Repurchase of common shares	(402)	(418)
Equity related transaction costs	(756)	(2,842)
Other financing activities	(19)	(54)
Net cash provided by (used in) financing activities	(26,584)	34

NET CHANGE IN CASH AND CASH EQUIVALENTS	6,354	1,188
CASH AND CASH EQUIVALENTS, beginning of period	15,120	15,428
CASH AND CASH EQUIVALENTS, end of period	$21,474	$16,616

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
GAAP reported	$19,803	$16,008	$14,672
Stock compensation (1)	(1,364)	—	—
Loss on lease abandonment and assets write-down (2)	—	—	633
ATM termination costs (3)	—	—	455
Foreign exchange losses (gains)	(239)	388	238
Excluding specific items	$18,200	$16,396	$15,998

	Net Income Attributable to Core Laboratories Inc.
	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
GAAP reported	$11,745	$9,032	$9,257
Stock compensation (1)	(1,091)	—	—
Loss on lease abandonment and assets write-down (2)	—	—	505
ATM termination costs (3)	—	—	364
Foreign exchange losses (gains)	(191)	310	190
Effect of higher (lower) tax rate (4)	1,351	1,050	—
Excluding specific items	$11,814	$10,392	$10,316

	Diluted Earnings Per Share Attributable to Core Laboratories Inc.
	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
GAAP reported	$0.25	$0.19	$0.19
Stock compensation (1)	(0.02)	—	—
Loss on lease abandonment and assets write-down (2)	—	—	0.01
ATM termination costs (3)	—	—	0.01
Foreign exchange losses (gains)	(0.01)	0.01	0.01
Effect of higher (lower) tax rate (4)	0.03	0.02	—
Excluding specific items	$0.25	$0.22	$0.22

(1) Three months ended September 30, 2024 includes reversals of stock compensation expense previously recognized due to a change in probability of performance condition for certain executive's share awards.

(2) Three months ended September 30, 2023 includes the write-down of leasehold improvements, right of use assets and/or other assets and exit costs associated with consolidation of certain facilities.
(3) Three months ended September 30, 2023 includes the write off of previously deferred costs upon termination of our "at-the-market offering" ("ATM") Program.
(4) Three months ended September 30, 2024 and June 30, 2024 includes the effect to reflect tax expense at a normalized rate of 20%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Three Months Ended September 30, 2024
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$16,487	$3,232	$84
Stock compensation	(881)	(483)	—
Foreign exchange losses (gains)	(157)	(117)	35
Excluding specific items	$15,449	$2,632	$119

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 8.6% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $34.9 million divided by Average Total Invested Capital ("Average TIC") of $407.6 million where, NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes, and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is defined as net cash provided by operating activities (which is the most directly comparable GAAP measure) less cash paid for capital expenditures. Management believes that free cash flow provides useful information to investors regarding the cash available in the period that was in excess of Core’s needs to fund its capital expenditures and operating activities. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash does not represent residual cash available for distribution because Core may have other non-discretionary expenditures that are not deducted from the measure. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2024
Net cash provided by operating activities	$13,097	$35,773
Capital expenditures	(2,729)	(8,647)
Free cash flow	$10,368	$27,126

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